EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2014, relating to the consolidated financial statements and financial statement schedule of Altra Industrial Motion Corp., formerly Altra Holdings, Inc., and the effectiveness of Altra Industrial Motion Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
May 8, 2014